Exhibit 4.40

THE SYMBOL “[***]” OR “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Shareholder Rights Proxy Agreement

This Shareholder Rights Proxy Agreement (this “Agreement”) is entered into by and among the following Parties as of June 26, 2023 in Beijing, the People’s Republic of China (“China” or “PRC”, and, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan):

(1)	Ucommune (Beijing) Technology Co., Ltd. (“优客工场（北京）信息技术有限公司”, hereinafter referred to as “WFOE”), a wholly foreign-owned limited liability company duly incorporated and validly existing in the PRC, having its registered address at No. 8A, Zhaofeng First Street, Zhaofeng Industrial Base, Zhaoquanying Town, Shunyi District, Beijing, China, and its unified social credit code as 91110113MA01GJH80T;

(2)	Beijing Ubazaar Technology Co., Ltd. (“北京优鲜集科技有限公司”, hereinafter referred to as “Target Company”), a limited liability company duly incorporated and validly existing in the PRC, having its registered address at 492 LG1, Bldg. 2, West Street Wanshou Road, Haidian District, Beijing, China, and its unified social credit code as 91110108MA01EBM04C; and

(3)	Cao Geng (“曹庚”, hereinafter referred to as “TC Shareholder”), a natural person with Chinese nationality, having his PRC ID number as [***].

The foregoing Parties are individually referred to as a “Party” or such “Party”, and collectively referred to as the “Parties”.

WHEREAS:

1.	As of the date of this Agreement, TC Shareholder holds 100% of the equity interests in Target Company;

2.	The Parties hereto enter into the Equity Pledge Agreement and the Exclusive Option Agreement as of the date of this Agreement, and WFOE and Target Company enter into the Exclusive Business Cooperation Agreement as of May 20, 2019 (this Agreement, the Exclusive Business Cooperation Agreement, the Equity Pledge Agreement, and the Exclusive Option Agreement, as amended from time to time, are collectively referred to as the “VIE Agreements”); and

3.	TC Shareholder agrees to unconditionally and irrevocably authorize WFOE and/or any person designated by WFOE (each, a “Designee”, including but not limited to WFOE and/or its directors, successors and bankruptcy liquidators) to exercise, on his behalf, his voting rights and all other shareholder rights in respect of the equity interests in Target Company held by him under applicable laws, regulations and Target Company’s Articles of Association (the “AOA”), and WFOE agrees to accept such authorization.

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NOW, THEREFORE, the Parties, upon amicable negotiation, agree on the said proxy as follows:

Article 1 Proxy of Shareholder Rights

1.1	TC Shareholder hereby irrevocably and unconditionally authorizes WFOE and/or the Designee(s), during the Term of this Agreement, and to the extent permitted by Chinese Laws (including any laws, regulations, rules, notices, interpretations or other binding documents issued by any State or local legislative, administrative or judicial authorities before or after the effective date of this Agreement, hereinafter referred to as “Chinese Laws”) and the AOA, to exercise, on his behalf, the voting rights and all other shareholder rights he may have in respect of the equity interests in Target Company held by him (collectively hereinafter referred to as “Proxy Rights”), including but not limited to the rights:

(1)	to (on behalf of TC Shareholder) exercise the decision-making power on all matters that require the Shareholder Decisions (including but not limited to the appointment, selection or replacement of the legal representatives, directors, supervisors and senior managers of Target Company), execute the meeting minutes, the Shareholder Decisions, any documents to be executed by TC Shareholder and any documents to be filed with the company registration authority for registration and filing purposes;

(2)	to make an authorization or decision on the disposal of any assets of Target Company;

(3)	to make a decision on the dissolution or liquidation of Target Company, and to (on behalf of TC Shareholder) form a liquidation group and duly exercise the powers of such liquidation group during the liquidation period;

(4)	to make a decision on the transfer or other disposal of the equity interests in Target Company held by TC Shareholder, and to execute all necessary documents and perform all necessary procedures on behalf of TC Shareholder for the foregoing purposes; and

(5)	to exercise other shareholder rights as provided for in other laws, regulations and the AOA (as amended from time to time).

1.2	Target Company hereby authorizes WFOE and/or the Designee(s) to exercise, on its behalf, the voting rights and all other shareholder rights it may have in any of its subsidiaries incorporated (or to be incorporated) under laws, regulations and the Articles of Association of such subsidiary, and TC Shareholder has known and agreed upon such authorization.

1.3	In order to effect such authorization, TC Shareholder will, as instructed by WFOE from time to time, respectively execute the Powers of Attorney (each, a “POA”) substantially the same as Schedule I hereto, authorizing WFOE and/or the Designee(s) to exercise such Proxy Rights.

1.4	WFOE may, at its sole discretion, and at any time, authorize any person designated by it, i.e., the Designee(s), to exercise the Proxy Rights without the consent of TC Shareholder, and may replace the Designee(s) at any time by notice to TC Shareholder. The exercise of the Proxy Rights by the Designee(s) shall be deemed as the exercise of such Proxy Rights by WFOE, with the same legal force and effect as the exercise by WFOE hereunder. If, during the Term of this Agreement, WFOE, by written notice to TC Shareholder, instruct him to terminate the authorization of a specific Designee, TC Shareholder shall immediately terminate the authorization of such Designee and authorize another Designee designated by WFOE to exercise the Proxy Rights. Such new authorization, upon being granted, will supersede the original authorization. The term “person”, for the purposes of this Paragraph and any other Articles hereof, shall include natural persons, corporations, partnerships or other unincorporated associations.

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1.5	Unless otherwise referred to in Article 1.4, without the prior written consent of WFOE, TC Shareholder may not, at its sole discretion, revoke the proxy and authorization granted to WFOE and/or the Designee(s).

1.6	Without the prior written consent of WFOE, TC Shareholder may not transfer (or undertake to transfer) all or part of the equity interests held by him in Target Company to any institution or individual other than WFOE, or create any pledge, proxy voting or other encumbrance on such equity interests (other than such encumbrance created under the Equity Pledge Agreement). If TC Shareholder has transferred all his equity interest in Target Company with the consent of WFOE and has completed the closing for such equity transfer, then he will cease to be a Party to this Agreement. The transfer of all or part of the equity interests in Target Company by TC Shareholder shall be subject to the transferee’s undertaking of assumption all the rights and obligations of the transferor hereunder and TC Shareholder’s procuring the transferee to replace the transferor or to be a Party hereto.

Article 2 Exercise of Proxy Rights

2.1	TC Shareholder agrees that WFOE and/or the Designee(s) may, at its/his/their sole discretion, exercise the Proxy Rights without prior consultation with TC Shareholder. The exercise of Proxy Rights by WFOE and/or the Designee(s) shall be deemed as the exercise by TC Shareholder, and the documents executed by WFOE and/or the Designee(s) shall be deemed as being executed by TC Shareholder. TC Shareholder shall confirm, accept and be liable for the consequences arising from the exercise of the Proxy Rights by WFOE and/or the Designee(s).

2.2	TC Shareholder agrees that, without the prior written consent of WFOE, TC Shareholder will not exercise, on his own, any shareholder rights that have been authorized to WFOE and/or the Designee(s), nor will he interfere with such exercise by WFOE and/or the Designee(s), and he will make every effort to cooperate with WFOE and/or the Designee(s) in the exercise of such rights. TC Shareholder further agrees that he will promptly execute all agreements, resolutions and other documents and take all actions reasonably required for the performance of this Agreement and the assistance for WFOE and/or the Designee(s) in exercising the Proxy Rights, including promptly executing the Shareholder Decisions or other relevant legal instruments made by WFOE and/or the Designee(s) if required (e.g., in cases where the requirements of government authorities for approval, registration and/or filing are to be met).

2.3	The Parties agree that if, during the Term of this Agreement, the grant or exercise of the Proxy Rights cannot be effected for any reason (other than any breach of this Agreement by TC Shareholder), the Parties shall immediately seek an alternative solution as closely as possible with the stipulations in this Agreement, and shall, if necessary, execute a supplementary agreement modifying or adjusting the terms of this Agreement to ensure the achievement of the purposes of this Agreement.

2.4	When exercising the Proxy Rights within the scope of authority granted under this Agreement, WFOE and/or the Designee(s) shall perform its/his/their fiduciary duties with due care and diligence, and shall comply with the provisions of relevant laws and regulations and the AOA.

2.5	For the purpose of exercising the Proxy Rights hereunder, WFOE and/or the Designee(s) shall have the right to know, have access to, extract from or make a copy of the relevant information and materials of Target Company, including those regarding its operations, business, customers, finance, and employees (including but not limited to any books, statements, contracts, internal communications and other documents relating to finance, business and operations). Target Company and TC Shareholder should cooperate with them in this respect.

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Article 3 Exemption and Indemnity

3.1	The Parties acknowledge that WFOE and/or the Designee(s) shall not be held liable or otherwise required to make any financial or other compensation to other Parties hereto for the exercise of the Proxy Rights.

3.2	TC Shareholder and Target Company agree to indemnify and hold harmless WFOE and/or the Designee(s) against all losses incurred for the exercise of the Proxy Rights (including but not limited to any losses arising from any litigation, allegation, or claim filed against it/him/them by any third party, or any administrative investigation made or any punishments imposed by any government authority), unless such losses are caused by any willful misconduct or gross negligence of WFOE and/or the Designee(s).

Article 4 Representations, Warranties and Covenants

4.1	Any Party hereto hereby irrevocably represents and warrants to other Parties that:

(1)	such Party is an entity duly incorporated, validly existing and with full civil capacity or a natural person with full civil capacity;

(2)	such Party shall have the full power and authority to execute, deliver and perform this Agreement (including any schedule hereto) and all other documents to be executed by it/him in connection with the rights and obligations hereunder;

(3)	such Party has duly and properly executed and delivered this Agreement (including any schedule hereto) and all other documents to be executed by it/him in connection herewith, and this Agreement and such other documents shall be legally binding on it/him as of the effective date;

(4)	there are no misrepresentations or material omissions of any key facts in the documents previously provided by such Party to other Parties; and

(5)	the execution, delivery and performance of this Agreement by such Party: (i) will not conflict with, be contrary to, or, upon receipt of the relevant notice or with the passage of time, violate: (a) its Business License, Articles of Association, permits, the approval by competent government authority for its establishment, any agreement regarding its establishment or other constitutive documents; (b) any other law to which it/he is subject; (c) any contract, agreement, lease or other document to which it/he is a party (severally or jointly) or to which it/he is or its assets are subject; (ii) will not result in the creation of any charge or other encumbrance on its assets, or allow any third party to create such charge or other encumbrance thereon (other than such pledge on the equity interests in Target Company created under the Equity Pledge Agreement entered into by the Parties on the date of this Agreement); (iii) will not result in the termination or amendment of the terms of any contract, agreement, lease or other document to which it/he is a party (severally or jointly) or to which it/he is or its assets are subject, or allow any third party to terminate or amend the terms thereof; and (iv) will not result in the suspension, revocation, forfeiture, damage or non-renewal of any approval, permit or registration of or at the competent government authority applicable to him or Target Company and its subsidiaries.

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4.2	TC Shareholder hereby irrevocably represents and warrants that:

(1)	TC Shareholder has made, and procure his heir, successor, agent, and administrator to make (if applicable), all proper arrangements, and has executed all necessary documents to ensure that, in the event of transfer of his equity interests, his death, incapacity, or divorce, or any other circumstance that may affect the disposal of his equity interests in Target Company, his heir, creditor, assign, successor, agent, administrator, or any other person who may become entitled to such equity interests or related rights therefor, will continue to comply with and perform his obligations hereunder on his behalf, such that the performance of this Agreement will not be affected or precluded. TC Shareholder further warrants to WFOE that he will continue to comply with the VIE Agreements.

(2)	as of the date of this Agreement, TC Shareholder is a legitimate shareholder listed in the Register of Shareholders of Target Company, and also the beneficial owner of his equity interests in Target Company; no third-party encumbrance has been created on the Proxy Rights (other than those created thereon under this Agreement, the Equity Pledge Agreement between TC Shareholder and WFOE, and the Exclusive Option Agreement among TC Shareholder, Target Company and WFOE). Pursuant to this Agreement, WFOE and/or the Designee(s) may completely and fully exercise the Proxy Rights under the AOA of Target Company then in force.

Article 5 Term

5.1	This Agreement shall become effective upon execution by the Parties, and continue until WFOE completely exercises its option to purchase all assets of Target Company or all equity interests held by TC Shareholder in Target Company pursuant to the Exclusive Option Agreement separately executed, unless otherwise expressly stipulated herein or WFOE decides in writing to terminate this Agreement. This Agreement will be irrevocable upon its entry into effect. Notwithstanding the foregoing and Article 6 hereof, WFOE shall have the right to terminate this Agreement at any time by giving a 30-day written notice to other Parties hereto, and without liability for its unilateral termination.

5.2	Each Party shall, within THREE (3) months prior to the expiration of its respective business term, complete the approval and registration procedures for the extension of such business term to extend the Term of this Agreement accordingly.

5.3	Upon termination of this Agreement, the rights and obligations of the Parties under Articles 7, 8 and 5.3 hereof shall survive such termination.

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Article 6 Liability for Breach

6.1	The Parties agree and acknowledge that, if any Party (“the Defaulting Party”) materially breaches any of its/his covenant made hereunder, or materially fails to perform, or delays in the performance of, any of its/his obligations hereunder, such Party shall be deemed to have been in default under this Agreement (a “Default”), and the Non-Defaulting Party shall have the right to request the Defaulting Party to rectify or cure such Default within a reasonable period. If the Defaulting Party fails to rectify or cure such Default within such reasonable period or within TEN (10) business days after the Non-Defaulting Party gives the Defaulting Party a written notice of such request for rectification, the Non-Defaulting Party may, at its sole discretion, held the Defaulting Party liable as follows:

(1)	(if TC Shareholder or Target Company is the Defaulting Party,) WFOE shall have the right to terminate this Agreement and held the Defaulting Party liable for its damages; or

(2)	(if WFOE is the Defaulting Party,) the Non-Defaulting Party shall have the right to held WFOE liable for its/his damages, but shall not have the right to terminate or rescind this Agreement unless otherwise provided by any law or regulation (i.e., in no event shall any Party (other than WFOE) have the right to terminate or rescind this Agreement).

6.2	Notwithstanding other provisions of this Agreement, this Article shall survive the termination of this Agreement.

Article 7 Governing Law and Dispute Settlement

7.1	The execution, validity, interpretation, performance of and the settlement of any dispute arising out of this Agreement shall be governed by and construed in accordance with Chinese Laws.

7.2	In the case of any dispute arising out of or in connection with the performance of this Agreement, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration procedures and rules then in force. The arbitration shall be conducted on a confidential basis. The language of arbitration shall be Chinese. The arbitral award shall be final and binding on the Parties.

7.3	During the arbitral proceedings, except for the matters under dispute among the Parties and under arbitration, the Parties shall continue to have their respective other rights hereunder and perform their respective obligations hereunder.

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Article 8 Confidentiality

8.1	Before the date of this Agreement and during the Term of this Agreement, a Party (“Discloser”) has disclosed or may from time to time disclose its/his Confidential Information (including but not limited to business information, customer data, financial data, contracts, etc.) to any other Party (“Recipient”). The Recipient shall keep such Confidential Information confidential, and may not use such Confidential Information for purposes other than those expressly set forth in this Agreement. The foregoing provisions are not applicable to any information: (i) which the Recipient proves that it/he has possessed with written records made prior to disclosure by the Discloser to it/him; (ii) which is or will be in the public domain not through the Recipient’s breach of this Agreement; (iii) which the Recipient obtains from any third party not subject to such confidentiality obligations; and (iv) which is to be disclosed by any Party as required by relevant laws, regulations or regulatory authorities, or to its employees, agents, legal counsels or financial advisers during its ordinary course of business (provided that the Recipient shall procure that the foregoing persons comply with the relevant terms and conditions of this Agreement and be liable for their breach of such terms and conditions).

8.2	The foregoing confidentiality obligations shall be continuing to the Parties hereto, and shall survive the termination of this Agreement.

Article 9 Notice

9.1	Any notice or written communication given by a Party to any other Party (including but not limited to written documents or notices under this Agreement) shall be promptly sent or delivered to such other Party by letter (including through courier services) or e-mail. The service date of such notice or communication shall be the THIRD (3rd) business day upon posting of such letter (if delivered by letter (including through courier services) or the date on which the message arrives at such other Party’s system (if delivered by e-mail).

9.2	For notice purposes, the contact details of the Parties hereto are as follows:

(1)	For Ucommune (Beijing) Technology Co., Ltd. (“优客工场（北京）信息技术有限公司”):

Address: 8/F, Block D, Sunshine 100, Guanghua Road, Chaoyang District, Beijing, China

Contact: Cao Geng

Phone Number: [***]

Email: [***]

(2)	For Beijing Ubazaar Technology Co., Ltd. (“北京优鲜集科技有限公司”):

Address: 8/F, Block D, Sunshine 100, Guanghua Road, Chaoyang District, Beijing, China

Contact: Cao Geng

Phone Number: [***]

Email: [***]

(3)	For Cao Geng (“曹庚”):

Address: 8/F, Block D, Sunshine 100, Guanghua Road, Chaoyang District, Beijing, China

Phone Number: [***]

Email: [***]

9.3	Any Party may change the address at which it/he receives any notice by giving a notice to other Parties in the manner as required by this Article.

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Article 10 Miscellaneous

10.1	If any provision of this Agreement is held to be invalid, illegal or unenforceable under Chinese Laws, all other provisions of this Agreement shall remain in full force and effect. Where any such provision is held to be invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to amend this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

10.2	If any relevant regulatory authority provides any opinions for amendment to this Agreement, the Parties shall negotiate to amend this Agreement according thereto.

10.3	This Agreement shall supersede any other prior agreement (written or oral) entered into by the Parties in respect of the matters set forth herein, and constitute the entire agreement among the Parties hereto.

10.4	Any Party may waive the terms and conditions of this Agreement, provided that such waiver shall be made in writing and executed by the Parties. Any Party’s waiver of breach by any other Party under certain circumstances shall not operate as such Party’s waiver of similar breach by any other Party under other circumstances.

10.5	During the Term of this Agreement, a Party may not assign part or all of its/his rights or obligations hereunder to any third party without the prior written consent of other Parties, but WFOE shall have the right to assign all or part of its rights and obligations hereunder without the consent of other Parties. This Agreement shall be legally binding on the Parties hereto and their permitted successors and assigns.

10.6	Any amendment or supplement to this Agreement must be made in writing, and may not become effective until properly executed by the Parties hereto, unless such amendment or supplement is made in connection with the assignment by WFOE of its rights hereunder under Article 10.5. If such amendment or supplement requires any permit of and/or any registrations at or filings with any government authority, the Parties shall obtain such permit and/or complete such registrations or filings.

10.7	This Agreement shall be executed in FIVE (5) counterparts, one of which shall be held by each Party, the rest of which shall be retained by Target Company, and each of which shall be equally authentic.

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Beijing Ubazaar Technology Co., Ltd. (“北京优鲜集科技有限公司”) (Seal):

/s/ Seal of Beijing Ubazaar Technology Co., Ltd.

Legal Representative or Authorized Representative (Signature):	/s/ Geng Cao

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Ucommune (Beijing) Technology Co., Ltd. (“优客工场（北京）信息技术有限公司”) (Seal):

/s/ Seal of Ucommune (Beijing) Technology Co., Ltd.

Legal Representative or Authorized Representative (Signature):	/s/ Daqing Mao

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(This page is the signature page for this Shareholder Rights Proxy Agreement, and contains no text.)

Cao Geng (“曹庚”):

Signature:	/s/ Geng Cao

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